Exhibit 3.3
AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

IMAGEWARE SYSTEMS, INC.

The undersigned, the Chief Executive Officer of ImageWare Systems, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

WHEREAS, on July 1, 2020, the Board of Directors of the Company (the “Board of Directors”) duly adopted a resolution (the “Original Certificate of Designations of Series A-1 Convertible Preferred Stock”) creating a series of Preferred Stock designated as the Series A-1 Convertible Preferred Stock; and

WHEREAS, the Board of Directors desires to amend and restate the Original Certificate of Designations of Series A-1 Convertible Preferred Stock.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Original Certificate of Designations of Series A-1 Convertible Preferred Stock is hereby amended and restated in its entirety to read as follows:

1. Designation and Rank.

(a)  The designation of such series of the Preferred Stock shall be the Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred”). The maximum number of shares of Series A-1 Preferred shall be Thirty Seven Thousand Four Hundred Sixty-Eight (37,468) shares. The Series A-1 Preferred shall rank senior to the Company’s common stock, par value $0.01 per share (the “Common Stock”), and except as provided in Section 1(b) below, to all other classes and series of equity securities of the Company which by their terms rank junior to the Series A-1 Preferred (“Junior Stock”). The Series A-1 Preferred shall rank pari-passu to the Company’s Series A Convertible Preferred Stock (“Series A Preferred”).

(b) The Series A-1 Preferred shall be subordinate to and rank junior to (i) the Company’s Series B Convertible Preferred Stock; (ii) Series C Convertible Preferred Stock; (iv) Series D Convertible Preferred Stock and (v) all indebtedness of the Company now or hereafter outstanding. The date of original issuance of the Series A-1 Preferred is referred to herein as the “Issuance Date”.

2. Dividends.

(a) Payment of Dividends.

(i) The holders of record of shares of Series A-1 Preferred shall be entitled to receive, out of any assets at the time legally available therefor, cumulative dividends at the Specified Rate per share per annum on a daily basis, commencing on the date hereof and payable quarterly in arrears on each of March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”), through the issuance of shares of Common Stock. The number of shares of Common Stock to be issued to each applicable holder shall be determined by dividing the total dividend then being paid to such holder in shares of Common Stock by the Price Per Share (as defined below) as of the applicable Dividend Payment Date, and rounding up to the nearest whole share (the “Dividend Shares”).  As used herein, “Price Per Share” means, with respect to a share of Common Stock, the VWAP (as defined below) for the five (5) trading days immediately preceding the applicable Dividend Payment Date.

“Specified Rate” means the cumulative dividend rate of four percent (4%) of the stated Liquidation Preference Amount per share per annum.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market (defined below), the daily volume weighted average price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the daily mean between the closing bid and asked quotations per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQX or OTCQB (or any successors to any of the foregoing).

(ii) The Company will: (a) prepare and file with the Securities and Exchange Commission (the “SEC”), within thirty (30) days after the date hereof, a Form S-3 (or, if such form is not available to the Company, a Form S-1) to register under the Securities Act of 1933, as amended (the “Securities Act”), the resale, by the holders of shares of Series A-1 Preferred, of any Conversion Shares (as defined below) and Dividend Shares issuable hereunder and not otherwise eligible for resale under Rule 144 promulgated under the Securities Act (“Rule 144”), without volume or manner-of-sale restrictions or current public information requirements (the “Registration Statement”); (b) use its best efforts to cause the Registration Statement to become effective as soon as reasonably practicable after such filing; (c) use its best efforts to cause the Registration Statement to remain effective at all times thereafter until the earlier of (i) the date as of which such holders of Series A-1 Preferred may sell all of such Conversion Shares and/or Dividend Shares without restriction pursuant to Rule 144, without volume or manner-of-sale restrictions or current public information requirements, as determined by counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the holders of Series A-1 Preferred, or (ii) the date when all of the Conversion Shares and Dividend Shares registered thereunder have been disposed of by such holders of Series A-1 Preferred; and (d) prepare and file with the SEC such amendments and supplements to the Registration Statement (including documents filed pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Registration Statement) and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the period specified in this sentence above.

(b) In the event of a Voluntary Conversion (as defined in Section 5(a) below), all accrued but unpaid dividends on the Series A-1 Preferred being converted shall be payable in cash or shares of Common Stock within five (5) business days of such Voluntary Conversion Date (as defined in Section 5(b)(i) below). Dividends on the Series A-1 Preferred are prior and in preference to any declaration or payment of any distribution on any outstanding shares of Junior Stock. Such dividends shall accrue on each share of Series A-1 Preferred from day to day, whether or not earned or declared, so that if such dividends with respect to any previous dividend period have not been paid on, or declared and set apart for, all shares of Series A-1 Preferred at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking on a parity with the Series A-1 Preferred as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

(c)            So long as any shares of Series A-1 Preferred are outstanding, the Company shall not declare, pay or set apart for payment any dividend or make any distribution on any Junior Stock (other than dividends or distributions payable in additional shares of Junior Stock), unless at the time of such dividend or distribution the Company shall have paid all accrued and unpaid dividends on the outstanding shares of Series A-1 Preferred.

(d)           In the event of a dissolution, liquidation or winding up of the Company, all accrued and unpaid dividends on the Series A-1 Preferred shall be payable on the day immediately preceding the date of payment of the Liquidation Preference Amount payable to the holders of Series A-1 Preferred, in accordance with Section 4 below. In the event of the Company’s exercise of its optional redemption right set forth in Section 7 below or conversion of Series A-1 Preferred in accordance with Section 5 below, all accrued and unpaid dividends on the Series A-1 Preferred shall be payable on the day immediately preceding the date of such redemption or conversion, as the case may be.

(e)            For purposes hereof, unless the context otherwise requires, “distribution” shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of Common Stock or other Junior securities, or the purchase or redemption of shares of the Company (other than redemptions set forth in Section 7 below or repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase or upon the cashless exercise of options held by employees or consultants) for cash or property.

3. Voting Rights.

(a)           On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A-1 Preferred shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by Section 3(b) below, holders of Series A-1 Preferred shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

(b)           So long as shares of the Series A-1 Preferred representing at least fifty percent (50%) of the total number of shares of Series A-1 Preferred issued on the Issuance Date remain issued and outstanding, the holders of record of the shares of Series A-1 Preferred, exclusively and as a separate class, shall be entitled to elect two directors of the Company (the “Series A Directors”). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series A-1 Preferred, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series A-1 Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company. At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A-1 Preferred shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of Series A-1 Preferred shall be filled only by vote or written consent in lieu of a meeting of the holders of Series A-1 Preferred or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 3(b).

4. Liquidation, Dissolution, Winding-Up or Distribution.

(a) In the event of the liquidation, dissolution, winding up of the affairs of the Company or any other event that causes the Company to make a distribution (as such term is used in Section 2(e) above), whether voluntary or involuntary, the holders of shares of the Series A-1 Preferred then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, an amount equal to the greater of (i) $1,000 per share plus all accrued and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 5 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to the foregoing is referred to herein as the “Liquidation Preference Amount”) before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of Series A-1 Preferred and any other series of Preferred Stock ranking on a parity, as to rights on liquidation, dissolution or winding up, with the Series A-1 Preferred, then all of said assets will be distributed among the holders of the Series A-1 Preferred and the holders of the other Preferred Stock on a parity with the Series A-1 Preferred, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A-1 Preferred shall be equal to a ratably proportionate amount of the liquidation payment with respect to each whole outstanding share of Series A-1 Preferred. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined reasonably and in good faith by the Board of Directors of the Company) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A-1 Preferred has been paid in cash the full Liquidation Preference Amount to which such holder is entitled, as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A-1 Preferred will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, stating a payment date and the place where the distributable amounts shall be payable, shall, to the extent possible, be given by mail, postage prepaid, no less than twenty (20) days prior to the payment date stated therein, to the holders of record of the Series A-1 Preferred at their respective addresses as recorded on the books of the Company.

5. Conversion. The holders of Series A-1 Preferred shall have the following conversion rights (the “Conversion Rights”):

(a) Voluntary Conversion.

(i) Following November 1, 2020 (the “Closing Date”), for a period extending until August 1, 2021 (the “Series A-1 Holder Optional Conversion Period”), the holder of any shares of Series A-1 Preferred may, at such holder's option (subject to Section 5(a)(ii) below), elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A-1 Preferred held into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A-1 Preferred being converted, divided by (ii) the Conversion Price (as defined in Section 5(c) below) in effect as of the date the holder delivers to the Company their notice of election to convert (the “Conversion Shares”); provided, that holders of Series A-1 Preferred shall waive any rights granted by Section 9 hereof for the Series A-1 Holder Optional Conversion Period. In the event the Company issues a notice of redemption pursuant to Section 7 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until the redemption price is paid in full. In the event of such a redemption, the Company shall provide to each holder of shares of Series A-1 Preferred notice of such redemption or liquidation, dissolution or winding up, which notice shall (i) be given at least fifteen (15) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A-1 Preferred that will be paid or distributed on such redemption or liquidation, dissolution or winding up, as the case may be.

(ii) During the Series A-1 Holder Optional Conversion Period, each holder of Series A-1 Preferred shall convert any remaining issued and outstanding shares of Series A-1 Preferred (together with any Dividend Shares accrued by such holder in connection therewith during the Series A-1 Holder Optional Conversion Period), in accordance with the Series A-1 Conversion Schedule attached hereto as Exhibit I (the “Series A-1 Conversion Schedule”), on or prior to each Conversion Milestone Date (as defined below). Each holder shall convert a percentage of the total issued and outstanding shares of Series A-1 Preferred (as of the Closing Date) held by such holder that is equal to or greater than such holder’s respective Minimum Conversion Milestone (as defined below) as of such Conversion Milestone Date; provided, however, that each holder of Series A-1 Preferred may convert more than the Minimum Conversion Milestone at any time until all of the shares of Series A-1 Preferred Shares have been converted.

“Conversion Milestone Date” means each of the respective dates listed in the column titled “Conversion Milestone Date” on the Series A-1 Conversion Schedule attached hereto as Exhibit I.

“Minimum Conversion Milestone” means each of the respective percentages listed in the column titled “Minimum Conversion Milestone” on the Series A-1 Conversion Schedule attached hereto as Exhibit I.

(b) Mandatory Conversion. If, at any time, (i) the Common Stock is registered pursuant to Section 12(b) or (g) under the Exchange Act; (ii) there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the issuance of Conversion Shares; (iii) upon issuance, the Conversion Shares will be either (A) covered by an effective registration statement under the Securities Act, which is then available for the immediate resale of such Conversion Shares by the recipients thereof, and the Board of Directors reasonably believes that such effectiveness will continue uninterrupted for the foreseeable future, or (B) freely tradable without restriction pursuant to Rule 144 promulgated under the Securities Act without volume or manner-of-sale restrictions or current public information requirements, as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected holders; and (iv) the VWAP of the Common Stock is at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) for twenty (20) consecutive trading days, then the Company shall have the right, subject to the terms and conditions of this Section 5, to convert one-half of the issued and outstanding shares of Series A-1 Preferred into Conversion Shares, on a pro-rata basis among all holders of Series A-1 Preferred at such time. Provided that the requirements of subsections (i), (ii), (iii) and (iv) of the preceding sentence are satisfied, and the VWAP of the Common Stock is at least $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) for at least eighty (80) consecutive trading days, then the Company shall have the right, subject to the terms and conditions of this Section 5, to convert all issued and outstanding shares of Series A-1 Preferred into Conversion Shares.

(c) Mechanics of Conversion. Conversions of Series A-1 Preferred shall be conducted in the following manner:

(i) Voluntary Conversion. To convert Series A-1 Preferred into Conversion Shares on any date (the “Voluntary Conversion Date”), the holder thereof shall transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit II (the “Conversion Notice”), to the Company. As soon as practicable following such Voluntary Conversion Date, the holder shall surrender to a common carrier for delivery to the Company the original certificates representing the shares of Series A-1 Preferred being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii) Mandatory Conversion. In the event the Company elects to convert outstanding shares of Series A-1 Preferred into Conversion Shares in pursuant to Section 5(b) above, the Company shall give written notice (the “Mandatory Conversion Notice”) to all holders of the Series A-1 Preferred of its intention to require the conversion of the shares of Series A-1 Preferred identified therein. The Mandatory Conversion Notice shall set forth the number of Series A-1 Preferred being converted, the date on which such conversion shall be effective (the “Mandatory Conversion Date”), and shall be given to the holders of the Series A-1 Preferred not less than fifteen (15) days prior to the Mandatory Conversion Date. The Mandatory Conversion Notice shall be delivered to each holder at the address as it appears on the stock transfer books of the Company. In order to receive the Conversion Shares into which the Series A-1 Preferred is convertible pursuant to Section 5(b), each holder of the Series A-1 Preferred shall surrender to the Company at the place designated in the Mandatory Conversion Notice the certificates(s) representing the number of shares of Series A-1 Preferred specified in the Mandatory Conversion Notice. Upon the Mandatory Conversion Date, such converted Series A-1 Preferred shall no longer be deemed to be outstanding, and all rights of the holder with respect to such shares shall immediately terminate, except the right to receive the shares of Common Stock into which the Series A-1 Preferred is convertible pursuant to Section 5(b).

(iii) Company's Response. Upon receipt by the Company of a copy of the fully executed Conversion Notice or upon giving a Mandatory Conversion Notice, the Company or its designated transfer agent (the “Transfer Agent”), as applicable, shall within five (5) business days following the date of receipt by the Company of a copy of the fully executed Conversion Notice or the Mandatory Conversion Date, as the case may be, issue and deliver to the Depository Trust Company (“DTC”) account on each applicable holder's behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of each such holder or its designee, for the number of Conversion Shares to which such holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or its Transfer Agent shall only be required to issue and deliver the Conversion Shares to DTC on a holder's behalf via DWAC if (i) the Conversion Shares may be issued without restrictive legends and (ii) the Company and the Transfer Agent are participating in DTC through the DWAC system. If all of the conditions set forth in clauses (i) and (ii) above are not satisfied, the Company shall deliver physical certificates to each such holder or its designee. If the number of shares of Series A-1 Preferred represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A-1 Preferred being converted, then the Company shall, as soon as practicable and in no event later than five (5) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the applicable holder a new Preferred Stock Certificate representing the number of shares of Series A-1 Preferred not converted.

(iv) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of Conversion Shares to be issued upon conversion, the Company shall cause its Transfer Agent to promptly issue to the holder the number of Conversion Shares that is not disputed and shall submit the arithmetic calculations to the holder via electronic mail or facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of Conversion Shares to be issued within two (2) business days of such disputed arithmetic calculation being submitted to the holder, then the Company shall, within two (2) business days, submit via electronic mail or facsimile the disputed arithmetic calculation of the number of Conversion Shares to be issued to the Company's independent, outside accountant (the “Accountant”). The Company shall cause the Accountant to perform the calculations and notify the Company and the holder of the results no later than five (5) business days from the time it receives the disputed calculations. The Accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such Accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designations shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(c)(iv).

(v)  Record Holder. The person or persons entitled to receive Conversion Shares shall be treated for all purposes as the record holder or holders of such shares of Series A-1 Preferred on the Conversion Date.

(d) Conversion Price.

(i) The term “Conversion Price” shall mean $0.20 per share of Common Stock, subject to adjustment under Section 5(e) hereof.

(ii) Notwithstanding the foregoing to the contrary, if during any period (a “Black-Out Period”), a holder of Series A-1 Preferred is unable to trade any Conversion Shares immediately because the Company has informed such holder that an existing prospectus cannot be used at that time in the sale or transfer of such Conversion Shares (provided that such postponement, delay, suspension or fact that the prospectus cannot be used is not due to factors solely within the control of the holder of Series A-1 Preferred) such holder of Series A-1 Preferred shall have the option but not the obligation on any Conversion Date within ten (10) trading days following the expiration of the Black-Out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such holder of Series A-1 Preferred that would have been applicable had such Conversion Date been at any earlier time during the Black-Out Period.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof, effect a stock split of its outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the date hereof, combine its outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no such adjustment shall be made if the holders of Series A-1 Preferred simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A-1 Preferred had been converted into Conversion Shares on the date of such event or (ii) a dividend or other distribution of shares of Series A-1 Preferred which are convertible, as of the date of such event, into Conversion Shares as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the date hereof, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A-1 Preferred shall receive upon conversions thereof, in addition to the Conversion Shares receivable thereon, the number of securities of the Company which they would have received had their Series A-1 Preferred been converted into Conversion Shares on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A-1 Preferred; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Conversion Shares issuable upon conversion of the Series A-1 Preferred at any time or from time to time after the date hereof shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A-1 Preferred shall have the right thereafter to convert such share of Series A-1 Preferred into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of Conversion Shares into which such share of Series A-1 Preferred might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If, at any time or from time to time after the date hereof there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Company's properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A-1 Preferred shall have the right thereafter to convert such share of Series A-1 Preferred into the kind and amount of shares of stock and other securities or property which such holder would have had the right to receive had such holder converted its shares of Series A-1 Preferred immediately prior to the consummation of such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A-1 Preferred after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A-1 Preferred) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series A-1 Preferred, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Conversion Shares issuable upon conversion of the Series A-1 Preferred, the determination of the applicable Conversion Price or the number of Conversion Shares issuable upon conversion of the Series A-1 Preferred immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of Conversion Shares issuable upon conversion of the Series A-1 Preferred. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 5(e)(vi) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(vii) Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(1) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A-1 Preferred against impairment. In the event a holder shall elect to convert any shares of Series A-1 Preferred as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A-1 Preferred shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to one hundred percent (100%) of the Liquidation Preference Amount of the Series A-1 Preferred such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment. If the Company is the prevailing party in any legal action or other legal proceeding relating to the Conversion Rights of the holders of the Series A-1 Preferred, then the Company shall be entitled to recover from the holders of Series A-1 Preferred reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the Company may be entitled).

(b) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Conversion Shares issuable upon conversion of the Series A-1 Preferred pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A-1 Preferred a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series A-1 Preferred, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of Conversion Shares and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A-1 Preferred. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(c) Issue Taxes. The Company shall pay any and all issue, stock transfer, documentary stamp and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of the Series A-1 Preferred Stock, Conversion Shares, Dividend Shares or shares of Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer of Conversion Shares requested by any holder to a person other than such holder, but only to the extent such transfer taxes exceed the transfer taxes that would have been payable had the Conversion Shares been delivered to such holder.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by electronic mail, by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A-1 Preferred at least thirty (30) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A-1 Preferred at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A-1 Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the average of the closing sales price of the Common Stock, as reported on the applicable Trading Market for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date.

(f) Reservation of Common Stock. The Company shall, so long as any shares of Series A-1 Preferred are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-1 Preferred, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A-1 Preferred then outstanding; provided, that the number of shares of Common Stock so reserved shall at no time be less than one hundred percent (100%) of the number of shares of Common Stock for which the shares of Series A-1 Preferred are at any time convertible. The initial number of shares of Common Stock reserved as Conversion Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A-1 Preferred based on the number of shares of Series A-1 Preferred held by each holder of record at the time of issuance of the Series A-1 Preferred or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A-1 Preferred, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity which does not hold any shares of Series A-1 Preferred shall be allocated to the remaining holders of Series A-1 Preferred, pro rata based on the number of shares of Series A-1 Preferred then held by such holder.

(g) Retirement of Series A-1 Preferred. Conversion of shares of Series A-1 Preferred shall be deemed to have been effected on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series A-1 Preferred represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder, at the expense of the Company, a new certificate covering the number of shares of Series A-1 Preferred representing the unconverted portion of the certificate so surrendered as required by Section 5(c)(i) or Section 5(c)(ii), as the case may be.

(h) Regulatory Compliance. If any shares of Common Stock to be reserved as Conversion Shares require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

(i) Validity of Shares. All Series A-1 Preferred Stock, Conversion Shares, Dividend Shares and shares of Common Stock or other securities issued on account of Series A-1 Preferred Stock pursuant hereto or certificates representing such shares or securities will, upon issuance by the Company, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

6. No Preemptive Rights. Except as provided in Section 5 hereof, no holder of the Series A-1 Preferred shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7. Redemption.

(a) Redemption Option Upon Change of Control. In addition to any other rights of the Company or the holders of Series A-1 Preferred contained herein, simultaneous with the occurrence of a Change of Control (as defined below), the Company, at its option, shall have the right to redeem all or a portion of the outstanding Series A-1 Preferred in cash at a price per share of Series A-1 Preferred equal to one hundred and fifteen percent (115%) of the Liquidation Preference Amount plus all accrued and unpaid dividends (the “Change of Control Redemption Price”). Notwithstanding the foregoing to the contrary, the Company may effect a redemption pursuant to this Section 7(a) only if the Company is in material compliance with the terms and conditions of this Certificate of Designations.

(b) “Change of Control”. A “Change of Control” shall be deemed to have occurred at such time as a third party not affiliated with the Company on the Issuance Date or any holders of the Series A-1 Preferred shall have acquired, in one or a series of related transactions, equity securities of the Company representing more than fifty percent (50%) of the outstanding voting securities of the Company.

(c) Mechanics of Redemption at Option of Company Upon Change of Control. At any time within ten (10) days prior to the consummation of a Change of Control transaction, the Company may elect to redeem, effective immediately prior to the consummation of such Change of Control, all of the Series A-1 Preferred then outstanding by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Company Upon Change of Control”) to each holder of Series A-1 Preferred, which Notice of Redemption at Option of Company Upon Change of Control shall indicate (i) the number of shares of Series A-1 Preferred that the Company is electing to redeem from such holder and (ii) the Change of Control Redemption Price, as calculated pursuant to Section 7(a) above. The Change of Control Redemption Price shall be paid in cash in accordance with Section 7(a) of this Certificate of Designations. On or prior to the Change of Control, the holders of Series A-1 Preferred shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Notice of Redemption at Option of Company Upon Change of Control. The Company shall deliver the Change of Control Redemption Price immediately prior to or simultaneously with the consummation of the Change of Control; provided, that a holder's Preferred Stock Certificates shall have been so delivered to the Company (or an indemnification undertaking with respect to such Preferred Stock Certificates in the event of their loss, theft or destruction). From and after the Change of Control transaction, unless there shall have been a default in payment of the Change of Control Redemption Price, all rights of the holders of Series A-1 Preferred as a holder of such Series A-1 Preferred (except the right to receive the Change of Control Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to any redeemed shares of Series A-1 Preferred, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. Notwithstanding the foregoing to the contrary, nothing contained herein shall limit a holder’s ability to convert its shares of Series A-1 Preferred following the receipt of the Notice of Redemption at Option of Company Upon Change of Control and prior to the consummation of the Change of Control transaction.

8. Inability to Fully Convert.

(a) Holder's Option if Company Cannot Fully Convert. In addition to any other right that a holder of Series A-1 Preferred Stock might have, if, upon the Company's receipt of a Conversion Notice, the Company cannot issue Conversion Shares issuable pursuant to such Conversion Notice because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Conversion Shares to be issued to a holder of Series A-1 Preferred pursuant to a Conversion Notice, then the Company shall issue as many Conversion Shares as it is able to issue in accordance with such holder's Conversion Notice and pursuant to Section 5(c)(iii) above and, with respect to the unconverted Series A-1 Preferred, the holder, solely at such holder's option, can elect, within five (5) business days after receipt of notice from the Company thereof to:

(i) if the Company's inability to fully convert Series A-1 Preferred is pursuant to Section 8(a)(y) above, require the Company to issue restricted shares of Common Stock in accordance with such holder's Conversion Notice and pursuant to Section 5(c)(iii) above; or

(ii) void its Conversion Notice with respect to all or a portion of the Conversion Shares covered by such Conversion Notice and retain or have returned, as the case may be, the shares of Series A-1 Preferred that were to be converted pursuant to such holder's Conversion Notice (provided that a holder's voiding its Conversion Notice shall not affect the Company's obligations to make any payments which have accrued prior to the date of such notice).

(b) Mechanics of Fulfilling Holder's Election. The Company shall promptly send via electronic mail or facsimile to a holder of Series A-1 Preferred, upon receipt of electronic mail or facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 8(a) above, a notice of the Company's inability to fully satisfy such holder's Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder's Conversion Notice, and (ii) the number of Series A-1 Preferred which cannot be converted. Such holder shall notify the Company of its election pursuant to Section 8(a) above by delivering written notice via facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Pro-Rata Conversion and Redemption. In the event the Company receives a Conversion Notice from more than one holder of Series A-1 Preferred on the same day and the Company can convert and redeem some, but not all, of the Series A-1 Preferred pursuant to this Section 8, the Company shall convert and redeem from each holder of Series A-1 Preferred electing to have Series A-1 Preferred converted and redeemed at such time an amount equal to such holder's pro-rata amount (based on the number shares of Series A-1 Preferred held by such holder relative to the number shares of Series A-1 Preferred outstanding) of all shares of Series A-1 Preferred being converted and redeemed at such time.

9. Protective Provisions. So long as shares of the Series A-1 Preferred representing at least fifty percent (50%) of the total number of shares of Series A-1 Preferred issued on the Issuance Date remain issued and outstanding, the Company shall not, without obtaining the approval (by vote or written consent) of the holders of more than fifty percent (50%) of the issued and outstanding shares of Series A-1 Preferred:

(a) create, or authorize the creation of, any class or series, or issue, or authorize the issuance of, any shares of capital stock that ranks senior to the Series A-1 Preferred, other than Series C Preferred and Series D Preferred;

(b) sell, lease or otherwise dispose of intellectual property rights owned by or licensed to the Company or any subsidiary of the Company; and

(c) create, or authorize the creation of, or incur, or authorize the incurrence of, any Indebtedness, other than Permitted Indebtedness, or permit any subsidiary to take any such action.

“Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $500,000 (other than trade accounts payable incurred in the ordinary course of business) and (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company's consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

“Permitted Indebtedness” means (x) all indebtedness of the Company outstanding on the Issuance Date or thereafter that does not constitute Indebtedness for purposes of this Section 9; and (y) monies borrowed under credit lines of the Company existing on the Issuance Date in an amount not to exceed $6.0 million.

10. Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series A-1 Preferred, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal, or otherwise adversely affect, any of the powers, designations, preferences and rights of the Series A-1 Preferred; provided, however, that any changes to (i) Section 5 hereof, or (ii) Exhibit I hereto shall also require the approval of the majority of the Board of Directors.

11. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A-1 Preferred, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company (in form and substance satisfactory to the Company) and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A-1 Preferred into Common Stock and complies with its obligations to issue Conversion Shares set forth herein.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A-1 Preferred and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the holders of the Series A-1 Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach or the Series A-1 Preferred holders' reasonable perception of a threatened breach by the Company of the provisions of this Certificate of Designations, without the necessity of showing economic loss and without any bond or other security being required.

13. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A-1 Preferred and shall not be construed against any person as the drafter hereof.

14.     Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A-1 Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 12th day of November, 2020.

IMAGEWARE SYSTEMS, INC.

By:	/s/ Kristin Taylor
Kristin Taylor
Chief Executive Officer

NY 78202036v1

EXHIBIT I

Series A-1 Conversion Schedule

Conversion Milestone Date	Minimum Conversion Milestone
11/1/2020	10%
12/1/2020	20%
1/1/2021	30%
2/1/2021	40%
3/1/2021	50%
4/1/2021	60%
5/1/2021	70%
6/1/2021	80%
7/1/2021	90%
8/1/2021	100%

EXHIBIT II

Conversion Notice

Reference is made to the Amended and Restated Certificate of Designations, Preferences and Rights of the Series A-1 Convertible Preferred Stock (“Series A-1 Preferred”) of ImageWare Systems, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A-1 Preferred, par value $0.01 per share (the “Preferred Shares”), of ImageWare Systems, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A-1 Preferred specified below as of the date specified below.

Date of Conversion:

Number of shares of Series A-1 Preferred to be converted:

Stock certificate no(s). of Series A-1 Preferred to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Name of bank/broker due to receive the underlying Common Stock:

Bank/broker's four-digit “DTC” participant number

(obtained from the receiving bank/broker):

Authorization:

By:

Title:

Dated: